Exhibit 5.1     Opinion Regarding Legality

                                 WEED & CO. LLP
     4695 MACARTHUR COURT, SUITE 1430, NEWPORT BEACH, CALIFORNIA 92660-2164
                TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087

                                 January 8, 2003


Board of Directors
Eagle Broadband, Inc.
101 Courageous Drive
League City, TX 77573-3925

         Re:  Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

We have represented Eagle Broadband, Inc., a Texas corporation (the "Company"), in connection with the preparation of the Company's registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") in connection with the registration of 2,000,000 shares of the Company's common stock, $.001 par value (the "Shares"), to be offered pursuant to the Company's 2002 Stock Incentive Plan, as amended (the "Stock Plan").

In connection with this opinion, we have examined the Registration Statement, the Stock Plan, and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Stock Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement and to the reference to us in Item 5 of Part II of the Registration Statement.

                                               Very truly yours,

                                               /s/ Weed & Co. LLP
                                               Weed & Co. LLP